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                                                                    EXHIBIT 10.9

[LOGO OF COABLT NETWORKS]

Gary Martell                                                       July 20, 1999
[Address]

Dear Gary,

I am pleased to offer you the position of Chief Operating Officer with Cobalt Networks, Inc. This is a full time position reporting to me, Stephen DeWitt, President & CEO. You will be paid, in accordance with Cobalt's usual payroll procedures, an annual base salary of $200,000.00 paid semi-monthly. As part of your joining Cobalt , you will be eligible for an annual bonus of up to $50,000.00 payable upon mutually agreed upon deliverables. You and I will establish these deliverables and the bonus pay out date(s) within the first 30 days of your employment with Cobalt.

You will also be eligible to participate in company sponsored benefits that are made available to employees, as set forth in Cobalt's employee handbook. After you begin employment, and subject to approval by the Cobalt Board of Directors, you will be granted stock options to purchase 400,000 shares of Common Stock in Cobalt at a price to be determined by the Board of Directors. Stock options vest in accordance with the terms of the Cobalt Networks, Inc. Employee Stock Plan. Your option will be vested over four years starting from your date of employment and will be subject to a 12-month cliff vesting with 25% on the first anniversary of the vesting start date and then 1/48th monthly thereafter until fully vested. You will be eligible for additional stock option shares in future years at the discretion of the CEO and the Board of Directors. The date you terminate employment from Cobalt such options will cease to vest and be subject to such conditions as stipulated in the Employee Stock Plan.

In the event there is a material change in the ownership of Cobalt Networks (greater than 50% ownership) the company will accelerate vesting of the options granted in this offer up to a maximum of 50% of your unvested shares.

In the event that you are terminated for reasons other than cause your salary and benefits will be continued for a period of six months.

As an employee of Cobalt you will be expected to abide by Cobalt's rules and regulations, adhere to defined work schedules and to devote all of your business time, skill, attention and best efforts to Cobalt's business to fulfill the responsibilities assigned to you. Your employment will be at-will, and either you or Cobalt may terminate the employment relationship at any time and for any reason, with or without cause. As a condition of your employment, you will be required to sign and comply with Cobalt's

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standard form Employee Confidential Information and Inventions Agreement,
attached to this letter. You will also be required to submit documentation of your identify and your eligibility for employment at Cobalt.

The agreement set forth in this letter, which can not be modified except in writing signed by you and myself, sets forth our entire understanding regarding your employment and relationship with Cobalt and supersedes any other negotiations or written or oral agreements regarding your prospective employment with Cobalt. The offer described in this letter will remain open for 10 days from the date of this letter unless we notify you otherwise.

We hope very much that you will accept our offer and look forward to having you join us an becoming a key part of Cobalt's future success. Please confirm your acceptance by signing a copy of this letter in the space indicated below and returning it to me.

Very truly yours,


/s/ Stephen DeWitt
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Stephen DeWitt
President & CEO
Cobalt Networks, Inc.

AGREED AND ACCEPTED:

/s/ Gary Martell                        7/20/99
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Gary Martell                            Date


   7/25/99
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Planned Start Date

Enclosures:  Duplicate Letter
             Employee Confidential Information and Inventions Agreement